Exhibit 99.1

Atlantic Power Corporation Releases Fourth Quarter and Year End 2012 Results and Announces 2013 Guidance and Dividend Reduction

BOSTON, MASSACHUSETTS — February 28, 2013 - Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today released its results for the three months and year ended December 31, 2012.  The Company also provided initial guidance for 2013 and announced a lower dividend level to strengthen its ability to execute on growth and enhance long-term total shareholder return.

All amounts are in U.S. dollars unless otherwise indicated. Cash Available for Distribution, Payout Ratio, and Project Adjusted EBITDA are not recognized measures under generally accepted accounting principles in the United States (“GAAP”) and do not have standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies. Please see “Regulation G Disclosures” attached to this news release for an explanation and the GAAP reconciliation of “Cash Available for Distribution”, “Payout Ratio” and “Project Adjusted EBITDA” as used in this news release.

2012 Highlights

•                  Achieved project cash distributions of $275 million, exceeding the Company’s guidance of $255 to $265 million

•                  Increased cash flows from operating activities by $111 million to $167 million for the year ended December 31, 2012, compared to $56 million for the same period in 2011

•                  Delivered a Payout Ratio of 100%, within the Company’s guidance of 96% to 102%

•                  Added 450 MW of net generating capacity

•                  Paid off a $265 million construction loan with tax equity financing at Canadian Hills Wind

•                  Placed Canadian Hills in commercial operation in December, within budget and on schedule

•                  Acquired Ridgeline Energy, a Seattle-based wind and solar project developer, in December

Recent Developments

•                  Announced in January 2013 an agreement to sell its Auburndale, Lake and Pasco projects for approximately $136 million

•                  Expect Piedmont to achieve commercial operation in late March 2013

•                  Increased average remaining power purchase agreement (“PPA”) life by 58% to approximately 11.4 years from 7.2 years, reflecting asset sales and addition of Canadian Hills, Piedmont and Ridgeline in 2013

“We had strong financial results in 2012, with cash distributions from projects of $275 million exceeding our guidance range,” said Barry Welch, President and CEO of Atlantic Power.  “We also successfully managed two large construction projects, with the completion of our 300 MW Canadian Hills Wind project in December and the expected commercial operation of our 53 MW Piedmont biomass project in late March 2013.  We also closed the acquisition of Ridgeline Energy at the end of last year, which added 150 MW of operating wind projects to our portfolio.  In addition, Ridgeline provides us with demonstrated capabilities in both developing and acquiring renewable energy projects, which we expect will be an important area of growth for us.”

“We will continue executing on our growth plans this year by investing approximately $140 to $150 million of net cash available to us by mid-year in one or more acquisitions that will make accretive contributions to our cash flows,” continued Mr. Welch.   “In addition, together with our Ridgeline team we are moving a number of solar and wind projects through the development pipeline toward commercial viability and should have more to discuss on this later in the year.  In short, we continue to capitalize on our strong industry relationships, reputation and experienced team to drive growth initiatives that will meet our financial objectives and grow long-term shareholder value.”

Atlantic Power Corporation

Table 1 — Selected Results

(In thousands of U.S. dollars, except as otherwise stated)

	Years ended December 31,
	2012	2011
(Audited)
Project revenue (1)	$440,377	$93,895
Project loss (1)	(31,908)	(5,443)
Cash flows from operating activities	167,078	55,935
(Unaudited)
Project Adjusted EBITDA (1)	225,570	84,911
Cash Available for Distribution	131,553	78,958
Total dividends declared to shareholders	131,832	86,357
Payout ratio	100%	109%
Aggregate power generation (Net MWh) (1)	6,407,946	2,808,279
Weighted average availability (1)	95.3%	96.1%

(1) The Path 15, Auburndale, Lake and Pasco projects have been classified as assets held for sale.  Accordingly, the revenues, project (loss) and Project Adjusted EBITDA of these assets have been classified as discontinued operations for the years ended December 31, 2012 and 2011, which means that the results from these discontinued operations are excluded from these figures. The Company has not reconciled non-GAAP financial measures relating to the Projects Held for Sale to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.

Note: Project Adjusted EBITDA, Cash Available for Distribution and Payout Ratio are not recognized measures under GAAP and do not have any standardized meaning prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies. Please refer to Table 8 for Reg. G reconciliations of these measures to GAAP.

Financial Review

Financial Results for Quarter and Year Ended December 31, 2012

Cash flows from operating activities increased by $111.1 million to $167.1 million for the year ended December 31, 2012, compared to $55.9 million for the same period in 2011.  These increases over the prior-year periods is primarily due to contributions from the 18 projects acquired as part of the Company’s acquisition of Capital Power Income, LP (the “Partnership”) in November 2011 and improved distributions from several other projects.

Project income decreased by $7.9 million to project loss of $(6.1) million for the quarter ended December 31, 2012, compared to project income of $1.8 million for the same period in 2011.  For the year ended December 31, 2012, project income decreased by $26.5 million to project loss of $(31.9) million, compared to project loss of $(5.4) million for the same period in 2011.  The decrease relates primarily to the non-cash, mark-to-market adjustments to reflect the fair value of gas purchase agreements in our Northeast segment.  Generally, reported project income can fluctuate significantly due to impacts from the non-cash mark-to-market fair value of derivatives.

For the full year 2012, the Company received $275 million in cash distributions from projects, which exceeded the Company’s guidance range of $255 to $265 million in cash distributions from projects.  The additional $10 million not accounted for in the guidance was attributable to cash receipts from Lake following the settlement of the project’s litigation with Progress Energy Florida regarding off-peak generation, as well as additional cash generated from Lake’s off-peak dispatch in 2012.

Project Adjusted EBITDA, including earnings from equity investments, increased by $12.1 million to $57.1 million for the quarter ended December 31, 2012, compared to $45.0 million for the same period in 2011.

Project Adjusted EBITDA, including earnings from equity investments, increased by $140.7 million to $225.6 million for the year ended December 31, 2012, compared to $84.9 million for the same period in 2011.  These increases over the prior-year periods are primarily due to contributions from the 18 Partnership projects. For further information, attached to this news release is a summary of Project Adjusted EBITDA by segment for the three months ended December 31, 2012 and 2011 and the twelve months years ended December 31, 2012, 2011 and 2010 (Table 7), and a summary of Project Adjusted EBITDA for selected projects for the year ended December 31, 2012 (Table 9).

Projects Held for Sale/Discontinued Operations

Financial results for the years ended December 31, 2012 and December 31, 2011 are affected by the classification of the Company’s Path 15 transmission line (“Path 15”), Auburndale Power Partners, L.P. (“Auburndale”), Lake CoGen, Ltd. (“Lake”) and Pasco CoGen, Ltd. (“Pasco”) projects (collectively, the “Projects Held for Sale”), as assets held for sale; accordingly, the revenues, project income and Project Adjusted EBITDA for the Projects Held for Sale have been classified as discontinued operations and excluded from continuing operation results.  The results for the Projects Held for Sale have been separately stated in the Consolidated Statements of Operations as “Income from discontinued operations”.  Project income (loss) attributable to the Projects Held for Sale was $(33.6) million and $18.3 million for the three months and year ended December 31, 2012, respectively, compared to $(0.3) million and $39.0 million for the same periods in 2011, respectively.  Project Adjusted EBITDA attributable to the Projects Held for Sale was $26.2 million and $106.9 million for the three months and year ended December 31, 2012, respectively, compared to $20.4 million and $100.4 million for the same periods in 2011, respectively.  Cash flow attributable to the Projects Held for Sale is included in cash flow from operating activities as shown on the Consolidated Statement of Cash Flows as well as in the calculation of Cash Available for Distribution.  The Company has not reconciled non-GAAP financial measures relating to the Projects Held for Sale to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.

Cash Available for Distribution and Payout Ratio

For the year ended December 31, 2012, cash flows from operating activities increased by $111.1 million, to $167.1 million, compared to $55.9 million for the same period in 2011.  For the year ended December 31, 2012, Cash Available for Distribution increased by $52.6 million to $131.6 million, compared to $79.0 million for the same period in 2011.These increases over the prior-year periods are primarily due to contributions from the 18 Partnership projects.

For the year ended December 31, 2012, the Payout Ratio associated with the dividend was 100% compared to 109% in the comparable prior-year period.  The Payout Ratio for the year ended December 31, 2012 was within the Company’s guidance of 96% to 102%.  For further information, attached to this news release are the calculations of Cash Available for Distribution and Payout Ratio (Table 8).

Asset Sales

As part of the ongoing optimization of its portfolio, the Company has identified certain assets as candidates for potential divestiture where it is not the majority owner or operator, the operating model has changed (to merchant due to contract expirations, for example), or which do not make meaningful cash flow contributions.  Atlantic Power announced in January 2013 that the Company and certain of its subsidiaries had entered into an agreement with Quantum Utility Generation, LLC to sell the Company’s interests in Auburndale, Lake and Pasco projects (collectively, the “Florida Assets”) for a purchase price, including working capital adjustments, of approximately $136 million (the “Florida Assets Sale”).  The sale agreement followed a determination by the Company that these projects would not be recontracted on an acceptable basis in the near term and operating them on a merchant basis would not be consistent with its business model.  The Florida Assets Sale is subject to customary closing conditions and approvals, including approval from the Federal Energy Regulatory Commission, and is expected to close in the first quarter of 2013.  The Company intends to use the expected $111 million of net cash proceeds from the Florida Assets Sale to fully repay the Company’s senior credit facility, which is expected to have an outstanding balance of approximately $64 million at close, and to fund acquisitions.

On December 7, 2012, Atlantic Power signed a purchase and sale agreement with PNM, a subsidiary of PNM Resources, Inc., pursuant to which the Company has agreed together with its partners in the investment, to sell the Delta-Person generating station (“Delta-Person”). The Company expects the transaction to close in the third quarter of 2013, and expects net proceeds of approximately $9.0 million.  The transaction is subject to regulatory approval.

In addition, the Company is actively pursuing the potential sale of its Gregory project and its Path 15 transmission line.

Strategy and Financial Outlook

In its most recent review of strategy, business prospects, financial position, operating environment and outlook by management and the Board of Directors, the Company focused on its objective of providing shareholders with an attractive total return, with a view to appropriately balance the income and growth components of total return to enhance long-term value.

Growth in cash flows is expected to come from a combination of the development and acquisition of new assets and improvements in the performance of its existing portfolio.  The Company expects to continue executing on its growth strategy by utilizing its core competencies and building on its proven track record of acquiring both operating plants and late-stage development projects, with a focus on projects with long-term PPAs and limited commodity exposure.  With its recent acquisition of Ridgeline, the Company now also has a pipeline of proprietary wind and solar development projects.  The mix of growth opportunities, and therefore allocation of the Company’s resources, has shifted towards earlier-stage construction and development projects, including some at a greenfield stage.  At the same time, the Company remains committed to a disciplined approach to growth, ensuring that new investments are accretive to cash flow, earnings and leverage metrics either immediately (in the case of operating plants) or in the first full year of operation (for construction and development projects).

As part of this review process, management updated the Company’s cash flow projections under a variety of scenarios, considering the Company’s cost of capital, financial leverage, operating and commercial assumptions and near-term recontracting prospects.  The assessment also considered ongoing developments in Ontario, including the Company’s Tunis project that has a contract expiring in 2014.  The Tunis is not in the first group for which recontracting discussions are currently underway with the Ontario government. The process is running behind the government’s timetable and is not transparent; therefore the outcome is uncertain, but recent signals are increasingly challenging.  In addition, lower flows on the TransCanada pipeline have resulted in higher tolls and reduced waste heat from adjacent gas compressors, both of which have been reducing operating margins at all of the Company’s Ontario projects.  Thus, the Company considered it appropriate to adjust expectations for these projects, at least until such time as there is clarity and/or more positive signals.

In addition, the updated projections incorporated the impact on distributable cash resulting from: (1) the continued reduction of post-PPA estimated cash flows at Lake and Auburndale, and the subsequent announcement of the Florida Assets Sale; (2) the expected sale of the Company’s Path 15 transmission line; (3) lower demand and market price projections in New York causing reduced recontracting expectations for the Company’s Selkirk project; and (4) the impact on cash needs of a greater share of the Company’s growth investments (relative to the mix of investments in the past) requiring cash upfront while cash returns from these investments could lag by 12 to 24 months.

Dividend Level

In light of all these considerations and in order to accomplish the Company’s strategic and financial objectives, the Board, together with management, has concluded that it is in the best interest of the Company and its shareholders to target a lower, more sustainable payout ratio that balances yield and growth, and at the same time is consistent with the Company’s outlook for its current and prospective projects under a range of scenarios.  The lower dividend level is expected to improve the Company’s operational and financial flexibility and enhance its ability to deliver on its strategic and financial objectives.  Management believes that this dividend level is sustainable under a wide range of scenarios, including adverse scenarios (though not anticipated) where growth opportunities are constrained and/or access to the capital markets is limited.

As a result of this review, the Board, with management’s recommendation, has unanimously approved a reduction in the annual dividend level to Cdn$0.40 per share, or Cdn$0.03333 per share on a monthly basis.  The new dividend level will commence with the March 2013 dividend to shareholders of record on March 28, 2013. Shareholders of record as of that date will receive a dividend of Cdn$0.03333 per share on April 30, 2013.  The February 2013 dividend of Cdn$0.09583, declared on February 15, 2013, will be paid on March 28, 2013 to shareholders of record on February 28, 2013.

“Delivering an attractive total return to shareholders is the primary goal of our business model,” said Mr. Welch.  “We believe that a lower dividend payout ratio will enhance the Company’s ability to deliver long-term shareholder returns through a balanced approach of sustainable income plus growth from accretive acquisitions, construction-ready and development projects.”

2013 Guidance

•                  Project Adjusted EBITDA of $250 to $275 million

•                  Cash Available for Distribution of $85 to $100 million

•                  Payout Ratio 65% to 75%

Project Adjusted EBITDA.  Based on its projections, the Company expects to generate Project Adjusted EBITDA in the range of $250 to $275 million for the full year 2013. The Company expects that overall levels of Project Adjusted EBITDA in 2013 will be higher than 2012 actual Project Adjusted EBITDA of $226 million due primarily to a full year of contributions from Canadian Hills and Meadow Creek, and 9 months contribution from Piedmont.  (Note that Project Adjusted EBITDA attributable to discontinued operations is excluded from both 2012 results and 2013 guidance.)

Cash Available for Distribution.  The Company expects to generate Cash Available for Distribution in the range of $85 to $100 million for the full year 2013.  The Company expects that overall levels of Cash Available for Distribution will be lower than 2012 actual Cash Available for Distribution of $132 million, primarily due to the decrease in cash flow from discontinued operations, primarily the Florida Assets, partially offset by a full year of contributions from new projects.  (Note that consistent with past practice, cash flow from discontinued operations is included in Cash Available for Distribution.  This represents $77 million of the 2012 result and approximately $44 million of 2013 guidance.)

Dividend Payout Ratio.  Atlantic Power anticipates a 2013 Payout Ratio of approximately 65% to 75%, compared to its 2012 actual Payout Ratio of 100%, subject to the financial performance of its projects.  On a pro forma basis reflecting the lower dividend for a full year and excluding cash from discontinued operations, the 2013 Payout Ratio is expected to be approximately 100%, based on the midpoint of our cash flow guidance.  Notably, the 2014 Payout Ratio is expected to be in the range of 75% to 85%.

See Table 2 for a comparison of 2013 guidance to 2012 actual results.

Atlantic Power Corporation

Table 2 — 2013 Guidance to 2012 Actual

(In millions of U.S. dollars, except as otherwise stated)

	2013	2012
Project Adjusted EBITDA (1)	$250 - $275	$226
Cash Available for Distribution	$85 - $100	$132
Total dividends declared to shareholders	$63	$132
Payout Ratio	65% - 75%	100%

(1) The Path 15, Auburndale, Lake and Pasco projects have been classified as assets held for sale.  Accordingly, the Project Adjusted EBITDA of these assets has been classified as discontinued operations for the year ended December 31, 2012, which means that the results from these discontinued operations are excluded from this figure.

Note: Project Adjusted EBITDA, Cash Available for Distribution and Payout Ratio are not recognized measures under GAAP and do not have any standardized meaning prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.  Please refer to Table 7 for Reg. G reconciliations of these measures to GAAP.  The Company has not provided a reconciliation of forward-looking non-GAAP measures, due primarily to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

Liquidity

Based on the Company’s guidance for 2013 and incorporating the new dividend policy, management expects the Company to have approximately $140 to $150 million of cash available to invest in growth projects as of mid-2013 after retaining $50 million of cash on the balance sheet and while preserving $210 to $225 million of access under its revolving credit facility (which would be undrawn at that time).  See Table 3 for projected liquidity and cash availability at mid-2013.

Atlantic Power Corporation

Table 3 — Projected Liquidity and Cash Available for Investment (in millions of U.S. dollars)

(as of mid-2013)

Revolver capacity less letters of credit	$210 - $225
Unrestricted cash	$190 - $200
Less: unrestricted planned cash reserve	$(50)
Total Liquidity	$350 - $375
Cash available for investment without drawing on revolver	$140 - $150

Business Update

Canadian Hills

Canadian Hills Wind, LLC (“Canadian Hills”) achieved commercial operation on December 22, 2012 and met its schedule for receiving federal production tax credits.  The Company owns 99% of Canadian Hills, having made a capital contribution of approximately $193 million in July 2012.  Canadian Hills received tax equity investments in December 2012 of $225 million in aggregate from a consortium of four institutional tax equity investors along with an approximate $44 million tax equity investment by the Company, which it expects to syndicate with additional tax equity investors in the first half of 2013.  Canadian Hills’ outstanding construction loan was repaid with proceeds from these tax equity investments, thereby delevering both Canadian Hills and Atlantic Power’s balance sheet by $265 million.  Annual cash distributions to the Company from Canadian Hills are expected to be in the range of $15 to $19 million for the years 2013 through 2020.

Piedmont Green Power

The commercial operation date of Piedmont Green Power (“Piedmont”) has been delayed until March 2013 due to start-up issues identified in late-stage testing.  The project remains within budget.  Piedmont is expected to provide $6 to $8 million in project cash flows on a full year basis, which is updated from previous guidance of $8 to $10 million in project cash flows on a full year basis.  The change in guidance is primarily due to reduced expectations regarding the value of the project’s renewable energy credits (“RECs”).

Ridgeline Energy

The acquisition of Ridgeline Energy, Inc. (“Ridgeline”) in December 2012 added 150 net MW of operating wind capacity to the Company’s portfolio.  The purchase price of the Ridgeline acquisition was $81 million, and includes the purchase of all of the outstanding shares of capital stock of Ridgeline and the 100% equity interest in the Meadow Creek project (“Meadow Creek”), a 120 MW wind project that entered commercial operation in December.  In addition to the operating projects acquired, Ridgeline added an experienced renewable development team with development pipeline of more than 10 solar and wind projects totaling more than 600 MW. This team will also assist our assessment and pursuit of other renewable acquisitions and in managing our growing renewable energy portfolio.  Although the amount of development expenditures could vary significantly depending on ongoing progress with the projects in development, the Company’s current estimate is that the net impact of those expenditures along with cash flow from the operating projects will be approximately neutral in 2013 to 2015 and significantly accretive thereafter.

Investor Conference Call and Webcast

A telephone conference call hosted by Atlantic Power’s management team will be held on Friday, March 1, 2013 at 8:30 AM ET.  An accompanying slide presentation will be available on the Company’s website prior to the call.  The telephone numbers for the conference call are: U.S. Toll Free: 1-877-317-6016;

Canada Toll Free: 1-855-669-9657; International Toll: +1 412-317-6016.  The conference call will also be broadcast over Atlantic Power’s website, with an accompanying slide presentation. Please call or log in 10 minutes prior to the call. The telephone numbers to listen to the conference call after it is completed (Instant Replay) are U.S. Toll Free: 1-877-344-7529; International Toll: +1-412-317-0088. Please enter conference call number 10024857. The conference call will also be archived on Atlantic Power’s website.

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation and infrastructure assets in the United States and Canada. The Company’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term PPAs, which seek to minimize exposure to changes in commodity prices. Its power generation projects in operation have an aggregate gross electric generation capacity of approximately 3,366 MW in which our aggregate ownership interest is approximately 2,117 MW. These totals exclude projects designated as held for sale at December 31, 2012 and our 40% interest in Delta-Person for which the Company entered into an agreement to sell in December 2012. On January 30, 2013, the Company and certain of its subsidiaries entered into an agreement to sell our interests in the Auburndale, Lake and Pasco projects.  The Company expects to enter into a purchase and sale agreement in the remaining part of the first quarter to sell its 100% interest in its Path 15 project. Its current portfolio of continuing operations consists of interests in twenty-nine operational power generation projects across eleven states in the United States and two provinces in Canada. In addition, the Company has one 53 MW biomass project under construction in Georgia. Recently the Company acquired a wind and solar development company, Ridgeline, located in Seattle, Washington, which will enhance its ability to develop, construct, and operate wind and solar energy projects across the United States and Canada. The Company also owns a majority interest in Rollcast Energy, a biomass power plant developer in North Carolina.

Atlantic Power has a market capitalization of approximately $1.2 billion and trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP. For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Amanda Wagemaker, Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of financial data and other publicly filed documents get filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

Cautionary Note Regarding Forward-looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended and under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of our Company and our projects.  These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  the expectation that the Company will receive cash distributions from Canadian Hills in the range of $15 to $19 million annually through 2020, and that distributions are expected to increase thereafter;

•                  the expectation that the Company will successfully sell the projects and facilities currently proposed for sale, including Path 15, Delta-Person, Gregory, Auburndale, Lake, and Pasco and on the contemplated timetable and at the expected price, where applicable;

•                  the expectation that developing and acquiring renewable energy projects will be important area of growth for the Company;

•                  the expectation that the Company will invest approximately $140 to $150 million of its net cash available by mid-year 2013 in one or more acquisitions and that those acquisitions will make accretive contributions to the Company’s cash flows;

•                  the expectation regarding the impact of acquisition opportunities on the Company, including earnings and cash flows;

•                  the expectation that the Company will use net proceeds from the Florida Assets Sale to fully repay the Company’s senior credit facility, and that the senior credit facility is expected to have an outstanding balance of approximately $64 million at closing of the sale;

•                  expectations for the dividend Payout Ratio and the impact of the dividend reduction on the Company including that a lower dividend Payout Ratio will enhance the Company’s ability to deliver long-term shareholder returns through a balanced approach of sustainable income plus growth from accretive acquisitions, construction-ready and development projects;

•                  the belief that the new dividend level is sustainable under a wide range of scenarios;

•                  the expectation that the Company would not expect to require access to the capital markets other than to address debt maturities in 2015 and 2017;

•                  the expectation that the Company’s total liquidity mid-2013 is in the range of $350 to $375 million;

•                  the expectation that 2013 Project Adjusted EBITDA will be in the range of $250 to $275 million;

•                  the expectation that 2013 Cash Available for Distribution will be in the range of $85 to $100 million;

•                  the expectation that the 2013 Payout Ratio will be in the range of 65% to 75% and, on a pro forma basis, reflecting the lower dividend for a full year and excluding cash flow from discontinued operations, approximately 100%;

•                  the expectation that the 2014 Payout Ratio is expected to be in the range of 75% to 85%;

•                  the expectation that the Company’s tax equity investment will be syndicated in the first half of 2013;

•                  the expectation that Piedmont biomass will achieve commercial operation in March 2013 and that the Company will receive $6 to $8 million in project cash flows on a full year basis;

•                  the estimate that the net impact of development expenditures at Ridgeline along with the cash flows from 150 MW of operating projects acquired with Ridgeline will be approximately neutral in 2013 to 2015 and significantly accretive thereafter; and

•                  the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects as described above.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting our Company.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The financial outlook information contained in this news release is presented to provide readers with guidance on the cash distributions expected to be received by the Company and to give readers a better understanding of the Company’s ability to pay its current level of distributions into the future.  Readers are cautioned that such information may not be appropriate for other purposes.

Atlantic Power Corporation

Table 4 — Consolidated Balance Sheets (in thousands of U.S. dollars)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$60,191	$60,651
Restricted cash	28,618	21,412
Accounts receivable	58,531	79,008
Current portion of derivative instruments asset	9,456	10,411
Inventory	16,855	18,628
Prepayments and other current assets	13,427	7,615
Security deposits	19,033	—
Assets held for sale	351,379	—
Refundable income taxes	4,219	3,042
Total current assets	561,709	200,767

Property, plant and equipment, net	2,055,510	1,388,254
Transmission system rights	—	180,282
Equity investments in unconsolidated affiliates	428,690	474,351
Other intangible assets, net	524,883	584,274
Goodwill	334,668	343,586
Derivative instruments asset	11,115	22,003
Other assets	86,077	54,910
Total assets	$4,002,652	$3,248,427

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$17,735	$18,122
Accrued interest	18,954	19,916
Other accrued liabilities	73,735	43,968
Revolving credit facility	67,000	58,000
Current portion of long-term debt	121,203	20,958
Current portion of derivative instruments liability	33,038	20,592
Dividends payable	11,505	10,733
Liabilities associated with assets held for sale	189,038	—
Other current liabilities	3,264	165
Total current liabilities	535,472	192,454

Long-term debt	1,459,138	1,404,900
Convertible debentures	424,246	189,563
Derivative instruments liability	118,070	33,170
Deferred income taxes	164,018	182,925
Power purchase and fuel supply agreement liabilities, net	44,009	71,775
Other non-current liabilities	71,374	57,859
Commitments and contingencies	—	—
Total liabilities	2,816,327	2,132,646

Equity
Common shares, no par value, unlimited authorized shares; 119,446,865 and 113,526,182 issued and outstanding December 31, 2012 and 2011, respectively	1,285,487	1,217,265
Preferred shares issued by a subsidiary company	221,304	221,304
Accumulated other comprehensive income (loss)	9,383	(5,193)
Retained deficit	(565,229)	(320,622)
Total Atlantic Power Corporation shareholders’ equity	950,945	1,112,754
Noncontrolling interest	235,380	3,027
Total equity	1,186,325	1,115,781
Total liabilities and equity	$4,002,652	$3,248,427

Atlantic Power Corporation

Table 5 — Consolidated Statements of Operations

(in thousands of U.S. dollars, except per share amounts)

	Years Ended December 31,			Three months ended Dec 31,
	2012	2011	2010	2012	2011
				Unaudited
Project revenue:
Energy sales	$217,038	$43,590	$—	$58,024	$37,969
Energy capacity revenue	154,851	34,009	786	37,553	25,165
Other	68,488	16,296	265	18,375	16,024
	440,377	93,895	1,051	113,952	79,158

Project expenses:
Fuel	169,093	37,471	193	45,541	33,564
Operations and maintenance	124,759	22,723	1,060	35,168	17,507
Depreciation and amortization	118,031	23,682	88	30,652	20,946
	411,883	83,876	1,341	111,361	72,017
Project other income (expense):
Change in fair value of derivative instruments	(59,272)	(14,594)	3,275	(7,921)	(2,873)
Equity in earnings of unconsolidated affiliates	15,246	6,356	13,777	3,405	709
Gain on sales of equity investments, net	578	—	1,511	—	—
Interest expense	(16,438)	(7,244)	(3,638)	(4,175)	(3,242)
Other income (expense), net	(516)	20	211	22	60
	(60,402)	(15,462)	15,136	(8,669)	(5,346)
Project income (loss)	(31,908)	(5,443)	14,846	(6,078)	1,795

Administrative and other expenses (income):
Administration	28,267	37,688	16,149	6,275	17,309
Interest, net	89,868	25,953	11,701	20,599	15,138
Foreign exchange loss (gain)	547	13,838	(1,014)	(3,892)	(6,545)
Other (income), net	(5,728)	—	(26)	—	—
	112,954	77,479	26,810	22,982	25,902
Income (loss) from continuing operations before income taxes	(144,862)	(82,922)	(11,964)	(29,060)	(24,107)
Income tax expense (benefit)	(28,083)	(11,104)	16,018	(9,008)	1,796
Loss from continuing operations	(116,779)	(71,818)	(27,982)	(20,052)	(25,903)
Income (loss) from discontinued operations (1)	16,459	36,177	24,127	(34,515)	(811)
Net loss	(100,320)	(35,641)	(3,855)	(54,567)	(26,714)
Net loss attributable to noncontrolling interest	(593)	(480)	(103)	102	(131)
Net income attributable to preferred share dividends of a subsidiary company	13,049	3,247	—	3,283	3,247
Net loss attributable to Atlantic Power Corporation	$(112,776)	$(38,408)	$(3,752)	$(57,952)	$(29,830)

Basic (loss) earnings per share:
Loss from continuing operations attributable to Atlantic Power Corporation	$(1.11)	$(0.96)	$(0.45)	(0.20)	(0.26)
Income (loss) from discontinued operations, net of tax	0.14	0.46	0.39	(0.30)	(0.01)
Net loss attributable to Atlantic Power Corporation	$(0.97)	$(0.50)	$(0.06)	(0.50)	(0.27)

Diluted (loss) earnings per share:
Loss from continuing operations attributable to Atlantic Power Corporation	$(1.11)	$(0.96)	$(0.45)	(0.20)	(0.26)
Income (loss) from discontinued operations, net of tax	0.14	0.46	0.39	(0.30)	(0.01)
Net loss attributable to Atlantic Power Corporation	$(0.97)	$(0.50)	$(0.06)	(0.50)	(0.27)

(1)          Includes contributions from the Florida Assets and Path 15, which are designated as assets held for sale and discontinued operations.

Atlantic Power Corporation

Table 6 — Consolidated Statements of Cash Flows (in thousands of U.S. dollars)

	Years ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net loss	$(100,320)	$(35,641)	$(3,855)
Adjustments to reconcile to net cash provided by operating activities
Depreciation and amortization	157,207	63,638	40,387
Long-term incentive plan expense	2,453	3,167	4,497
Loss on the disposal of property, plant and equipment and other charges	840	—	—
Impairment of long-lived assets and equity investments	60,495	1,522	3,136
Gain on sale of equity investments	(578)	—	(1,511)
Equity in earnings from unconsolidated affiliates	(25,741)	(7,878)	(16,913)
Distributions from unconsolidated affiliates	38,347	21,889	16,843
Unrealized foreign exchange loss	19,029	8,636	5,611
Change in fair value of derivative instruments	46,712	22,776	14,047
Change in deferred income taxes	(34,055)	(9,908)	17,964
Other	—	—	(210)
Change in other operating balances
Accounts receivable	2,280	(15,563)	1,729
Prepayments, refundable income taxes and other assets	(19,490)	1,653	9,311
Accounts payable and accrued liabilities	21,135	4,931	(6,551)
Other liabilities	(1,236)	(3,287)	2,468
Cash provided by operating activities	167,078	55,935	86,953

Cash flows used in investing activities:
Acquisitions and investments, net of cash acquired	(80,496)	(591,583)	(78,180)
Change in restricted cash	(11,589)	(5,668)	945
Proceeds from sale of equity investments	27,925	8,500	2,000
Proceeds from (loans to) related party	—	22,781	(22,781)
Biomass development costs	(480)	(931)	(2,286)
Construction in progress	(456,205)	(113,072)	(44,146)
Purchase of property, plant and equipment	(2,902)	(2,035)	(2,549)
Cash used in investing activities	(523,747)	(682,008)	(146,997)

Cash flows provided by (used in) financing activities:
Proceeds from issuance of long term debt	—	460,000	—
Proceeds from issuance of convertible debenture, net of offering costs	230,640	—	74,575
Proceeds from issuance of equity, net offering costs	66,294	155,424	72,767
Proceeds from project-level debt	291,865	100,794	—
Repayment of project-level debt	(284,783)	(21,589)	(18,882)
Payments for revolving credit facility borrowings	(60,800)	—	(20,000)
Proceeds from revolving credit facility borrowings	69,800	58,000	20,000
Deferred financing costs	(31,217)	(26,373)	(7,941)
Equity contributions from noncontrolling interest	225,000	—	200
Dividends paid	(144,117)	(85,029)	(65,028)
Net cash provided by (used in) financing activities	362,682	641,227	55,691
Net (decrease) increase in cash and cash equivalents	6,013	15,154	(4,353)
Less cash at discontinued operations	(6,473)	—	—
Cash and cash equivalents at beginning of year	60,651	45,497	49,850
Cash and cash equivalents at end of year	$60,191	$60,651	$45,497
Supplemental cash flow information
Interest paid	$121,396	$40,238	$26,687
Income taxes paid (refunded), net	$4,765	$1,109	$(8,000)
Accruals for construction in progress	$11,963	$4,095	$—

Regulation G Disclosures

Cash Available for Distribution is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP.  Management believes Cash Available for Distribution is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.  A reconciliation of Cash Flows from Operating Activities to Cash Available for Distribution and to Payout Ratio is provided below.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Project Adjusted EBITDA is defined as project income (loss) plus interest, taxes, depreciation and amortization (including non-cash impairment charges) and changes in fair value of derivative instruments.  Project Adjusted EBITDA is not a measure recognized under GAAP and is therefore unlikely to be comparable to similar measures presented by other companies and does not have a standardized meaning prescribed by GAAP.  Management uses Project Adjusted EBITDA at the project-level to provide comparative information about project performance.  A reconciliation of Project Adjusted EBITDA to project income (loss) is provided on the following page.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Atlantic Power Corporation

Table 7 — Project Adjusted EBITDA by Segment (in thousands of U.S. dollars)

(Unaudited)

	Years ended December 31,			Three months ended Dec 31,
	2012	2011	2010	2012	2011
Project Adjusted EBITDA by segment
Northeast	$128,611	$59,299	$36,030	$43,455	$31,899
Southeast (1)	8,840	6,567	7,873	2,292	1,724
Northwest	48,422	11,363	736	9,969	7,757
Southwest (2)	52,841	10,228	9,733	4,889	5,334
Un-allocated corporate	(13,144)	(2,546)	(457)	(3,328)	(1,708)
Total	225,570	84,911	53,915	57,277	45,006

Reconciliation to project income
Depreciation and amortization	164,958	55,608	25,493	42,001	32,662
Interest expense, net	24,122	15,178	9,613	5,927	4,911
Change in the fair value of derivative instruments	56,579	17,152	321	7,740	5,016
Other (income) expense	11,819	2,416	3,642	7,516	622
Project income	$(31,908)	$(5,443)	$14,846	(6,078)	1,795

(1)              Excludes the Florida Projects, which are designated as assets held for sale and discontinued operations.

(2)              Excludes Path 15, which is designated as an asset held for sale and discontinued operations.

Atlantic Power Corporation

Table 8 — Cash Available for Distribution (in thousands of U.S. dollars)

(Unaudited)

	Years ended Dec 31,
	2012	2011	2010
Project Adjusted EBITDA	$225,570	$84,911	$53,915
Depreciation and amortization	164,958	55,608	25,493
Interest expense, net	24,122	15,178	9,613
Change in the fair value of derivative instruments	56,579	17,152	321
Other (income) expense	11,819	2,416	3,642
Project income (loss)	$(31,908)	$(5,443)	$14,846
Administrative and other expenses (income)	112,954	77,479	26,810
Income tax expense (benefit)	(28,083)	(11,104)	16,018
Income from discontinued operations, net of tax	16,459	36,177	24,127
Net loss	$(100,320)	$(35,641)	$(3,855)
Adjustments to reconcile to net cash provided by operating activities	264,709	103,842	83,851
Change in other operating balances	2,689	(12,266)	6,957
Cash provided by operating activities	$167,078	$55,935	$86,953
Project-level debt repayments	(19,574)	(21,589)	(18,882)
Purchases of property, plant and equipment (1)	(2,902)	(2,035)	(2,549)
Transaction costs (2)	—	33,402	—
Realized foreign currency losses on hedges associated with the Partnership transaction (3)	—	16,492	—
Dividends on preferred shares of a subsidiary company	(13,049)	(3,247)	—
Cash Available for Distribution (4)	$131,553	$78,958	$65,522
Total cash dividends declared to shareholders	131,832	86,357	65,648
Payout Ratio	100%	109%	100%

(1)	Excludes construction-in-progress costs related to our Piedmont biomass project and construction costs for our completed Canadian Hills project.

(2)	Represents costs incurred associated with the Partnership acquisition.

(3)

Represents realized foreign currency losses associated with foreign exchange forwards entered into in order to hedge a portion of the foreign currency exchange risks associated with the closing of the Partnership acquisition.

(4)

Cash Available for Distribution is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP. Therefore, this measure may not be comparable to similar measures presented by other companies. See “Supplementary Non-GAAP Financial Information” above.

Atlantic Power Corporation

Table 9 — Project Adjusted EBITDA by Project (for Selected Projects) (in thousands of U.S. dollars)

(Unaudited)

Year ended December 31,
2012
Project Adjusted EBITDA by segment
Northeast
Chambers	$27,751
Curtis Palmer	28,045
Kapuskasing	4,445
Nipigon	14,638
North Bay	8,068
Selkirk	17,773
Tunis	13,470
Cadillac	9,253
Other	5,168
Total	128,611
Southeast
Orlando	8,958
Other	(118)
Total	8,840
Northwest
Williams Lake	18,523
Frederickson	10,813
Other	19,086
Total	48,422
Southwest
Manchief	15,107
Morris	8,218
Other	29,516
Total	52,841
Un-allocated corporate	(13,144)
Total	$225,570

Reconciliation to project income (loss)
Depreciation and amortization	$164,958
Interest expense, net	24,122
Change in the fair value of derivative instruments	56,579
Other (income) expense	11,819
Project income (loss)	$(31,908)